Exhibit 99.1

MAXIMUS Reports Fiscal 2012 First Quarter Results and Reiterates Fiscal 2012 Guidance

RESTON, Va.--(BUSINESS WIRE)--February 2, 2012--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its fiscal first quarter ended December 31, 2011.

Key highlights include:

●	Revenue for the first quarter grew 12% to $239.6 million compared to the same period last year.

●	Diluted earnings per share from continuing operations were $0.51 for the first quarter, in-line with the Company’s expectations.

●	Revenue and earnings in the quarter were impacted by unfavorable currency trends and the timing of a change order that is currently expected to be recognized in the second half of fiscal 2012.

●	The Company generated strong cash in the first quarter with cash provided by operating activities from continuing operations of $27.6 million and free cash flow of $24.3 million.

●	Cash and cash equivalents totaled $191.0 million at December 31, 2011.

Revenue for the fiscal 2012 first quarter increased 12% to $239.6 million versus $214.1 million reported for the same period last year. Year-over-year revenue increases were driven by growth in the Health Services Segment, offsetting the expected decline in revenue from the Human Services Segment related to the start up of the new Work Programme in the United Kingdom.

First quarter income from continuing operations, net of taxes, totaled $17.7 million, which was consistent with the same period last year. For the first quarter, diluted earnings per share from continuing operations were $0.51, in-line with expectations and consistent with the prior-year period.

Revenue and earnings in the quarter were impacted by unfavorable currency trends, relative to the Company’s guidance, and the timing of a change order for a project in the Health Services Segment. The change order is currently expected to be recognized in the second half of the fiscal year.

“As expected, growth in Medicaid managed care helped MAXIMUS deliver 12% year-over-year revenue growth in the first quarter. And while our initial revenue expectations for the quarter were somewhat higher, we remain on track to achieve our full-year revenue and earnings guidance,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS. “Within our core markets, the United Kingdom operations are ramping up as expected, and we continue to see a broader movement towards the demand for our services as governments continue to seek new ways to manage programs while cost-effectively addressing the needs of their constituents around the world.”

Health Services Segment

Health Services Segment revenue for the first quarter of fiscal 2012 increased 22% to $158.0 million compared to $130.0 million for the same period last year, driven by the expansion of managed care in Texas. Operating income for the first quarter totaled $16.8 million with an operating margin of 10.6%. Operating income was lower compared to last year due to the timing of a change order and normal life-cycle fluctuations in contracts. In addition, Segment margin was also tempered by anticipated growth from a lower margin, cost-reimbursable contract in Texas.

Human Services Segment

Human Services Segment results in the quarter included the expected reimbursement for the termination of the predecessor Flexible New Deal (FND) contract, which was replaced by the Work Programme contract. The termination payment included $2.7 million for revenue earned and an additional $1.5 million, net of subcontractor expenses, for cost recoveries.

Human Services Segment revenue for the fiscal 2012 first quarter totaled $81.6 million, which was 3% lower (4% on a constant currency basis) than the prior-year period principally due to the transition to the Work Programme contract. Operating income for the first quarter was $10.3 million with an operating margin of 12.6% and benefitted from the FND termination payment, which partially offset the expected impacts from the ramp up of the Work Programme contract. Margins were higher compared to the prior year period, which was impacted by cost growth on a fixed-price contract that has since been successfully resolved.

Sales and Pipeline

At January 30, 2012, fiscal year-to-date signed contract wins totaled $298 million compared to $753 million reported for the same period last year, which included nearly $600 million for two contract renewals. New contracts pending (awarded but unsigned) totaled $579 million compared to $177 million last year. Sales opportunities (pipeline) at January 30, 2012 totaled $1.7 billion (consisting of $301 million in proposals pending, $334 million in proposals in preparation and $1.1 billion in proposals tracking) compared to $1.6 billion the prior year.

Balance Sheet and Cash Flows

Cash and cash equivalents increased to $191.0 million at December 31, 2011. For the fiscal 2012 first quarter, cash provided by operating activities from continuing operations totaled $27.6 million with free cash flow of $24.3 million. The Company defines free cash flow as cash provided by operating activities from continuing operations less cash paid for property, equipment and capitalized software. Cash flow in the quarter was driven by solid net income and strong collections.

Days Sales Outstanding (DSO) from continuing operations were 60 days. On November 30, 2011, MAXIMUS paid a quarterly cash dividend of $0.09 per share and in January 2012, the Company announced its next quarterly cash dividend of $0.09 per share, payable on February 29, 2012 to shareholders of record on February 15, 2012.

During the first quarter of fiscal 2012, MAXIMUS used $8.8 million to purchase 236,700 shares of common stock, and at December 31, 2011, the Company had $127.9 million available for repurchases under the current program.

Outlook

The Company is reiterating its fiscal 2012 revenue and earnings guidance. MAXIMUS continues to expect to generate revenue from continuing operations in the range of $980 million to $1.015 billion and adjusted diluted earnings per share from continuing operations in the range of $2.20 to $2.30.

Mr. Montoni concluded, “On a global basis, many governments are facing fiscal challenges coupled with rising caseloads and the overarching need to reform their welfare and health systems. We see significant opportunities ahead as governments realize the value of our expertise to build and implement efficient delivery models that provide quality services to citizens in an affordable manner.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, February 2, 2012, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 16, 2012. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 387441

About MAXIMUS

MAXIMUS is a leading health and human services administrator for governments in the United States, United Kingdom, Canada and Australia. The Company delivers administrative solutions to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support enforcement programs across the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has more than 7,000 employees located in more than 220 offices worldwide. For more information, visit www.maximus.com.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2011	2010
Revenue	$239,603	$214,114
Cost of revenue	179,756	158,155
Gross profit	59,847	55,959
Selling, general and administrative expenses	32,756	28,667
Legal and settlement expense	186	—
Operating income from continuing operations	26,905	27,292
Interest and other income, net	1,104	491
Income from continuing operations before income taxes	28,009	27,783
Provision for income taxes	10,351	10,196
Income from continuing operations	17,658	17,587

Discontinued operations, net of income taxes:
Loss from discontinued operations	(44)	—
Income (loss) on disposal	90	(105)
Income (loss) from discontinued operations	46	(105)

Net income	$17,704	$17,482

Basic earnings (loss) per share:
Income from continuing operations	$0.52	$0.51
Income (loss) from discontinued operations	0.01	—
Basic earnings per share	$0.53	$0.51

Diluted earnings (loss) per share:
Income from continuing operations	$0.51	$0.50
Income (loss) from discontinued operations	—	(0.01)
Diluted earnings per share	$0.51	$0.49

Dividends paid per share	$0.09	$0.06

Weighted average shares outstanding:
Basic	33,663	34,361
Diluted	34,557	35,420

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2011	September 30, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$191,048	$172,950
Restricted cash	7,116	4,839
Accounts receivable — billed, net of reserves of $3,413 and $3,265	149,936	146,900
Accounts receivable — unbilled	7,588	7,170
Prepaid income taxes	7,054	12,959
Deferred income taxes	22,409	19,256
Prepaid expenses and other current assets	26,605	27,202
Total current assets	411,756	391,276

Property and equipment, net	50,235	51,740
Capitalized software, net	26,444	26,616
Goodwill	72,020	71,323
Intangible assets, net	5,427	5,651
Deferred contract costs, net	7,246	8,020
Deferred income taxes	778	732
Deferred compensation plan assets	8,543	8,004
Other assets, net	1,962	1,917
Total assets	$584,411	$565,279

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,490	$55,470
Accrued compensation and benefits	34,527	47,748
Deferred revenue	56,030	47,902
Current portion of long-term debt	86	42
Acquisition-related contingent consideration	1,863	1,840
Income taxes payable	4,409	5,104
Other accrued liabilities	4,432	5,787
Total current liabilities	163,837	163,893
Deferred revenue, less current portion	2,274	2,575
Long-term debt	1,632	1,654
Acquisition-related contingent consideration, less current portion	392	388
Income taxes payable, less current portion	1,511	1,484
Deferred income taxes	12,523	11,945
Deferred compensation plan liabilities, less current portion	10,320	8,883
Total liabilities	192,489	190,822

Shareholders’ equity:
Common stock, no par value; 60,000 shares authorized; 56,199 and 56,018 shares issued and 33,737 and 33,793 shares outstanding at December 31, 2011 and September 30, 2011, at stated amount, respectively	385,101	377,579
Treasury stock, at cost; 22,462 and 22,225 shares at December 31, 2011 and September 30, 2011, respectively	(425,651)	(416,850)
Accumulated other comprehensive income	16,711	12,480
Retained earnings	415,761	401,248
Total shareholders’ equity	391,922	374,457
Total liabilities and shareholders’ equity	$584,411	$565,279

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$17,704	$17,482
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(46)	105
Depreciation and amortization	6,111	5,232
Deferred income taxes	(2,424)	990
Non-cash equity based compensation	2,797	2,057

Change in assets and liabilities:
Accounts receivable — billed	(2,473)	22,145
Accounts receivable — unbilled	(418)	(1,554)
Prepaid expenses and other current assets	(1,621)	1,041
Deferred contract costs	790	(580)
Accounts payable	7,770	3,948
Accrued compensation and benefits	(10,553)	(11,553)
Deferred revenue	7,629	(5,270)
Income taxes	4,978	(3,470)
Other assets and liabilities	(2,688)	(192)
Cash provided by operating activities — continuing operations	27,556	30,381
Cash used in operating activities — discontinued operations	—	(739)
Cash provided by operating activities	27,556	29,642

Cash flows from investing activities:
Proceeds from sale of discontinued operations	2,240	—
Proceeds from note receivable	148	—
Purchases of property and equipment	(2,554)	(2,407)
Capitalized software costs	(720)	(2,298)
Cash used in investing activities — continuing operations	(886)	(4,705)
Cash used in investing activities — discontinued operations	—	—
Cash used in investing activities	(886)	(4,705)

Cash flows from financing activities:
Employee stock transactions	(272)	4,329
Repurchases of common stock	(9,749)	(8,370)
Tax benefit due to option exercises and restricted stock units vesting	1,740	1,031
Cash dividends paid	(3,023)	(2,067)
Cash used in financing activities — continuing operations	(11,304)	(5,077)
Cash used in financing activities — discontinued operations	—	—
Cash used in financing activities	(11,304)	(5,077)

Effect of exchange rate changes on cash and cash equivalents	2,732	1,823

Net increase in cash and cash equivalents	18,098	21,683

Cash and cash equivalents, beginning of period	172,950	155,321

Cash and cash equivalents, end of period	$191,048	$177,004

MAXIMUS, Inc.
SEGMENT INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2011	% (1)	2010	% (1)

Revenue:
Health Services	$158,043	100%	$130,011	100%
Human Services	81,560	100%	84,103	100%
Total	239,603	100%	214,114	100%

Gross profit:
Health Services	35,999	22.8%	34,277	26.4%
Human Services	23,848	29.2%	21,682	25.8%
Total	59,847	25.0%	55,959	26.1%

Selling, general, and administrative expense:
Health Services	19,216	12.2%	15,454	11.9%
Human Services	13,540	16.6%	13,179	15.7%
Corporate/other	—	NM	34	NM
Total	32,756	13.7%	28,667	13.4%

Operating income from continuing operations:
Health Services	16,783	10.6%	18,823	14.5%
Human Services	10,308	12.6%	8,503	10.1%
Corporate/other	—	NM	(34)	NM
Subtotal: Segment operating income	27,091	11.3%	27,292	12.7%
Legal and settlement expense	186	NM	—	NM
Total	$26,905	11.2%	$27,292	12.7%

_________________________
(1) Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Supplemental Pro Forma Diluted EPS from Continuing Operations ("Adjusted Diluted EPS")
FY 2011 and FY 2012
(Unaudited)

	Quarter Ended				Year Ended	Quarter Ended
	Dec. 31, 2010	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Sept. 30, 2011	Dec. 31, 2011
Diluted EPS from continuing operations-GAAP basis	$0.50	$0.54	$0.56	$0.73	$2.31	$0.51

Pro forma adjustments:
Legal and settlement expense (recovery), net	–	–	–	(0.02)	(0.02)	–
Adjustment for tax accounts	0.01	0.01	0.01	(0.07)	(0.04)	–
Subtotal pro forma adjustments	0.01	0.01	0.01	(0.09)	(0.06)	–

Adjusted Diluted EPS from continuing operations	$0.51	$0.55	$0.57	$0.64	$2.25	$0.51

CONTACT:
MAXIMUS, Inc.
Lisa Miles, 800-MAXIMUS x11637